As filed with the Securities and Exchange Commission on  March 3, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIQUIDITY SERVICES, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	52-2209244
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1920 L Street, N.W.

6th Floor

Washington, D.C. 20036

(202) 467-6868

(Address of principal executive office)

Liquidity Services, Inc. 2005 Stock Option and Incentive Plan

Liquidity Services, Inc. 2006 Omnibus Long-Term Incentive Plan

(Full title of the Plans)

William P. Angrick, III

Chief Executive Officer

Liquidity Services, Inc.

1920 L Street, N.W.

6th Floor

Washington, D.C. 20036

(202) 467-6868

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joseph E. Gilligan

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.001	1,213,845	$3.74	(2)	$4,539,780.30	(2)	$486.00
	5,000,000	$12.07	(3)	$60,350,000.00	(3)	$6458.00

Total	6,213,845			$64,889,780.30		$6944.00

(1)

Amount to be registered includes (a) 1,213,845 shares to be issued pursuant to the exercise of options granted under the Liquidity Services, Inc. 2005 Stock Option and Incentive Plan and (b) 5,000,000 shares to be issued pursuant to the grant or exercise of awards under the Liquidity Services, Inc. 2006 Omnibus Long-Term Incentive Plan.

(2)

Determined in accordance with Rule 457(h), the registration fee calculation on these shares is based on the weighted average exercise price of the options outstanding under the Liquidity Services, Inc. 2005 Stock Option and Incentive Plan.

(3)

Determined in accordance with Rule 457(h), the registration fee calculation on these shares is based on the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq National Market on February 27, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

   The documents containing the information specified in Part I will be separately sent or given to the eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

   We hereby incorporate by reference into this registration statement the following documents filed with the Commission:

•                 Our final prospectus filed pursuant to Rule 424(b) under the Securities Act on February 23, 2006 in connection with our registration statement on Form S-1 (File No. 333-129656); and

•                 The description of our Common Stock contained in our Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Liquidity Services, Inc. is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).  Section 145 of the Delaware General Corporation Law permits a corporation to include in its corporate documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.  Our bylaws provide for the indemnification of directors to the fullest extent permissible under Delaware law.  In addition, Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.  We

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have entered into indemnification agreements with our directors and executive officers in addition to indemnification provided for in our corporate documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.  We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

 Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

 The exhibits to this registration statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on March 3, 2006.

Liquidity Services, Inc.

By:	/s/ William P. Angrick, III
William P. Angrick, III
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Angrick, III and James M. Rallo, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities indicated on March 3, 2006.

Signature	Title

/s/ William P. Angrick, III
William P. Angrick, III	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ James M. Rallo
James M. Rallo	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Jaime Mateus-Tique
Jaime Mateus-Tique	President, Chief Operating Officer and Director

/s/ Phillip A. Clough
Phillip A. Clough	Director

/s/ F. David Fowler
F. David Fowler	Director

/s/ Patrick W. Gross
Patrick W. Gross	Director

/s/ Franklin D. Kramer
Franklin D. Kramer	Director

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan & Hartson, L.L.P.*

10.1	2005 Stock Option and Incentive Plan(1)

10.2	2006 Omnibus Long-Term Incentive Plan(2)

23.1	Consent of Hogan & Hartson, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP*

24.1	Power of Attorney (included on signature page )

(1)          Incorporated by reference to Exhibit 10.9 of the registrant’s Registration Statement on Form S-1 (File No. 333-129656).

(2)          Incorporated by reference to Exhibit 10.10 of the registrant’s Registration Statement on Form S-1 (File No. 333-129656).

*                 Filed herewith

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